Exhibit (h)(6)
GOVERNANCE AND REGULATORY OVERSIGHT SERVICES
AGREEMENT
AGREEMENT effective as of the 1st day of November, 2009, between Asset Management Fund (the “Trust”), a Delaware statutory trust having its principal place of business at 230 West Monroe Street, Suite 2810, Chicago, IL 60606, and Beacon Hill Fund Services, Inc. (“Beacon Hill”), an Ohio corporation having its principal place of business at 4041 N. High Street, Suite 402, Columbus, Ohio 43214.
     WHEREAS, the Trust is a registered investment company, and is subject to the requirements of the Investment Company Act of 1940, as amended, (the “1940 Act”), which requires each registered investment company to, among other things, adopt policies and procedures that are reasonably designed to prevent it from violating the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes Oxley Act of 2002 (“Sarbanes Oxley”), the 1940 Act, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (the “SEC”) under any of these statutes, the Bank Secrecy Act as it applies to registered investment companies, and any rules adopted thereunder by the Commission or the Department of the Treasury (collectively, the “Federal Securities Laws”). These policies and procedures include policies and procedures that provide for the oversight of compliance by each investment adviser, principal underwriter, administrator, and transfer agent of the Trust (collectively, the “Service Providers”);
     WHEREAS, Beacon Hill offers fund governance and regulatory oversight services;
     WHEREAS, the Trust desires to retain the services of Beacon Hill to assist in its compliance with Federal Securities Laws;
     WHEREAS, Beacon Hill and the Trust wish to enter into this Agreement in order to set forth the terms under which Beacon Hill will perform the services enumerated herein on behalf of the Trust and each of its investment portfolios as now in existence or as hereafter may be established from time to time (each a “Fund”), however, Beacon Hill is authorized at its own expense to contract with other service providers to perform any or all of the services described herein,
     NOW, THEREFORE, in consideration of the covenants herein contained, the Trust and Beacon Hill hereby agree as follows:
     1. Fund Governance and Regulatory Oversight Services.
Beacon Hill will serve as administrator to the Trust and will provide or arrange for the provision of the Fund governance and regulatory oversight services outlined in Schedule A.
2. Cooperation and Compliance.
The Trust shall use reasonable efforts to request the cooperation of the Service Providers to the Trust, as well as Trust counsel, independent Trustee counsel and the Trust’s independent accountants, and assist Beacon Hill in fulfilling its obligations under this

Agreement. In addition, the Trust shall provide Beacon Hill with appropriate access to the executive officers and the Board, and to representatives of and to any records, files and other documentation prepared by, Service Providers, which are or may be necessary to fulfill Beacon Hill’s obligations under this Agreement.
Except as expressly provided herein, the Trust assumes full responsibility for the preparation, contents and distribution of its prospectuses and financial reports in compliance with all applicable laws, rules and regulations of governmental authorities having jurisdiction and for managing its funds, distributing its shares and otherwise operating in compliance with all applicable laws, including but not limited to, the Federal Securities Laws.
3. Fees and Expenses.
Beacon Hill shall be entitled to receive from the Trust fees and out-of-pocket expenses set forth on Schedule B hereto, reflecting the amounts charged by Beacon Hill for the performance of services under this Agreement. All rights of compensation under this Agreement for services performed up to the termination date and for expense reimbursement of expenses incurred up to the termination date shall survive the termination of this Agreement. In the event of termination of this Agreement pursuant to Section 5, the Trust shall reimburse Beacon Hill for reasonable expenses related to its activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributor, investment adviser and/or other parties of the Trust’s property, records, instruments and documents.
Trust shall be responsible for paying expenses of the Trust not otherwise allocated herein, including without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming shares, the costs of custodial services, the cost of initial and ongoing registration of the shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers.
4. Information to be Furnished by the Trust and Record Keeping.
(a) The Trust has furnished or shall promptly furnish to Beacon Hill copies of the Trust’s organizational documents, including but not limited to, the Declaration of Trust, the Bylaws, various policies and procedures of the Trust that have been adopted, the current prospectuses, statement of additional information, the most recent annual and semi-annual reports and any amendments to these documents herein (hereinafter “Trust Documents”). The Trust shall also furnish a list of officers and persons authorized to act on behalf of the Trust.
(b) The Trust shall furnish Beacon Hill written copies of any amendments to, or changes in, any of the items referred to in Section 4, upon such amendments or changes becoming effective which will have the effect of changing the procedures employed by Beacon Hill in providing the services or performing its duties under this Agreement.
(c) Beacon Hill may rely on all documents furnished to it by the Trust and its agents in connection with the services to be provided under this Agreement, including any amendments to or changes in any of the items to be provided by the Trust pursuant to Section 4, and shall be entitled to indemnification in accordance with Section 9 below with regard to such reliance.
(d) Beacon Hill shall maintain records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved shall be the property of the Trust and will be surrendered promptly to the Trust on request, and made available for inspection by the Trust or by applicable regulators at reasonable times. In case of any request for the inspection of such records by another party, Beacon Hill shall notify the Trust and follow the Trust’s instructions as to permitting or refusing such inspection; provided that Beacon Hill may share such records in any case as outlined in Section 10.
5. Term and Termination.
The governance and regulatory oversight services to be rendered by Beacon Hill under this Agreement shall commence upon the date of this Agreement and shall continue in effect for an initial two (2) year-period from that date, unless earlier terminated pursuant to the terms of this Agreement. The Agreement will remain in full force from year to year thereafter, subject to annual approval by Beacon Hill and the Board. The Agreement may be terminated by either party by providing the other party with ninety (90) days’ written notice of termination. In the event that the Agreement is terminated by the Trust prior to the end of the initial term of the Agreement, Trust agrees to pay Beacon Hill the remainder of the unpaid minimum fees due pursuant to Schedule B.
In addition, both parties agree that this Agreement may be terminated for “cause.” For purposes of this Agreement, cause shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are reasonably evidenced.
6. Notice.
Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail or via another commercially available method which allows for tracking or delivery and receipt to the party required to be served with such notice at the following address: if to the Trust, to the address listed at the signature block below and if to Beacon Hill, at 4041 N. High Street, Suite 402, Columbus, Ohio 43214, Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

7. Governing Law and Matters Relating to the Trust as a Delaware Statutory Trust.
This Agreement shall be construed in accordance with the laws of the State of Ohio and the Federal Securities Laws. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of Federal Securities Laws, the latter shall control. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Board, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the trust property of the Trust as provided in the Trust’s Declaration of Trust.
8. Representations and Warranties.
(a) Each party represents and warrants to the other that this Agreement has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties. Each party agrees to adhere to all applicable Federal Securities Laws.
(b) The Trust represents that it is duly organized and validly. The Trust warrants that it will take all necessary steps to ensure that it remains in good-standing.
(c) Beacon Hill represents that it is a services company duly organized and in good standing under applicable law. Beacon Hill is a wholly-owned subsidiary of a publicly-held company, as described in Schedule C, and hereby notifies the Trust of such affiliation so that Trust can review and restrict applicable portfolio trading policies as may be necessary under the 1940 Act. Beacon Hill shall maintain a fidelity bond and an insurance policy with respect to errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder.
9. Indemnification.
(a) Each party (an “Indemnitor”) shall indemnify and hold harmless the other party, each of such other party’s control persons, and the directors, officers, employees and agents of such other party (“Indemnified Parties”), against any and all losses, damages, or liabilities or any pending or completed actions, claims, suits complaints or investigations (including all reasonable expenses of litigation or arbitration), judgments, fines or amounts paid in any settlement consented by the Indemnitor to which any Indemnified Party may become subject to as a result or arising out of or relating to: (1) any negligent acts, omissions, bad faith or willful misconduct in the performance of Indemnitor’s duties and obligations hereunder; (2) any breach of the Indemnitor’s representations or warranties contained in this Agreement; (3) Indemnitor’s failure to comply with any terms of this Agreement; or (4) any action of an Indemnified Party, upon instructions believed in good faith by the Indemnified Party to have been executed by a duly authorized officer or representative of the Indemnitor.
(b) The indemnifying party shall be entitled to participate at its own expense or, if it acknowledges its responsibility to indemnify the other party, it may elect to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the indemnifying party and satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of a suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party.
10. Confidentiality.
Without the prior consent of the other party, no party shall disclose Confidential Information (as defined below) of any other party received in connection with the services provided under this Agreement. The receiving party shall use the same degree of care as it uses to protect its own confidential information of like nature, but no less than a reasonable degree of care, to maintain in confidence the Confidential Information of the disclosing party. The foregoing provisions shall not apply to any information that (i) is, at the time of disclosure, or thereafter becomes, part of the public domain through a source other than the receiving party, (ii) is subsequently learned from a third party that, to the knowledge of the receiving party, is not under an obligation of confidentiality to the disclosing party, (iii) was known to the receiving party at the time of disclosure, or (iv) is generated independently by the receiving party, or (v) is disclosed pursuant to applicable law, subpoena, applicable professional standards, request of a governmental or regulatory agency, or other process after reasonable notice to the other party. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity, to an injunction or injunctions without bond or other security to prevent breaches of this provision.
For the purpose of this Agreement, Confidential Information shall mean NPPI (as defined below), any information identified by either party as “Confidential” and/or “Proprietary” or which, under all of the circumstances, ought reasonably to be treated as confidential and/or proprietary, or any nonpublic information obtained hereunder concerning the other party.
Nonpublic personal financial information relating to shareholders and/or potential shareholders (i.e., customers and/or consumers) of the Trust (“NPPI”) provided by, or at the direction of, the Trust to Beacon Hill, or collected or retained by Beacon Hill in the course of performing its duties and responsibilities under this Agreement shall remain the sole property of the Trust. Beacon Hill shall not give, sell or in any way transfer such

Confidential Information to any person or entity, other than affiliates of Beacon Hill except in connection with the performance of Beacon Hill’s duties and responsibilities under this Agreement, at the direction of the Trust or as required or permitted by law (including applicable anti-money laundering laws). Beacon Hill represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to Beacon Hill that it has adopted a statement of its privacy policies and practices as required by Regulation S-P and agrees to provide Beacon Hill with a copy of that statement annually.
The provisions of this Section shall survive the termination of this Agreement.
11. Intellectual Property.
The parties acknowledge each other’s right, title, and interest in their respective trademarks, copyrights, advertising, artwork, reports, manuals, memoranda, audit plans, checklists, presentations, training materials, policies and procedures, and logos (“Intellectual Property”) and agree not to use each other’s Intellectual Property in any advertising, sales literature or related materials or packaging, including customer lists, without the prior written approval of the other party. The Trust agrees that Beacon Hill may identify the Trust as a client on its client list, which may be posted to Beacon Hill’s website, or distributed to prospective clients. In no event will Beacon Hill disclose the nature of the relationship with the Trust, including but not limited to, the terms of this Agreement without prior written approval of the Trust, unless the disclosure is contained in documentation which is mandated through regulation, litigation or arbitration.
Beacon Hill retains all rights to materials, software, copyrights, trademarks, questionnaires, scoring methodology, proprietary analysis and other information that Beacon Hill provides to the Trust in connection with this Agreement, provided, however, that Beacon Hill acknowledges that any materials and reports prepared at the request of the Trust that comprise the Trust’s policies and procedures and are considered Trust records are the proprietary information of the Trust. The Trust acknowledges that Beacon Hill may provide the Trust and its representatives with proprietary, copyrighted or trademarked information and shall not disclose Beacon Hill’s work-product, including but not limited to procedures, software, spreadsheets, checklists, audit programs, reports, proposals, questionnaires, scoring methodology, analysis and other documents or information, to any third-party without the prior written approval of Beacon Hill. Each party agrees that in the event that it is required to produce Intellectual Property of the other party to a regulatory authority or court, it will make all reasonable efforts to protect the Intellectual Property, including but not limited to, requesting confidential treatment under U.S. Freedom of Information Act and other applicable laws. Each party agrees to notify the other party in the event it must disclose such party’s Intellectual Property to any regulatory authority or in any court proceeding and will keep the other party apprised of its efforts to protect the Intellectual Property.

12. Certain Records.
Beacon Hill shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by Beacon Hill on behalf of the Trust shall be the property of the Trust and will be surrendered promptly to the Trust on request, and made available for inspection by the Trust or by the Commission at reasonable times.
13. Miscellaneous.
(a) No amendment, modification to or assignment of this Agreement shall be valid unless made in writing and executed by both parties hereto. Upon approval by the Board of Trustees of the Trust, Beacon Hill may subcontract with any entity or person concerning the provision of the services contemplated under this Agreement (“Sub- Administrator”). Subcontracting of services does not relieve Beacon Hill of its obligations under this Agreement.
(b) Each of the parties acknowledges and agrees that this Agreement and the arrangements described in this Agreement are intended to be non-exclusive and that Beacon Hill is free to enter into similar agreements and arrangements with other entities.
(c) No party to this Agreement will be responsible for delays resulting from acts beyond the reasonable control of such party, provided that the nonperforming uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder as soon as practicable as soon as such causes are avoided, rectified or removed.
(d) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.
(e) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
(f) This Agreement, together with the schedules, sets forth the entire understanding of the parties and supersedes any and all prior discussions, representations and understandings between the parties related to the subject matter of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

ASSET MANAGEMENT FUND	BEACON HILL FUND SERVICES, INC.

/s/ Rodger D. Shay, Jr.	/s/ Scott Englehart

Name: Rodger D. Shay, Jr.	Name: Scott Englehart
Title: President	Title: President
Address: 230 West Monroe Street, Suite 2810 Chicago, IL 60606

SCHEDULE A
FUND GOVERNANCE AND REGULATORY OVERSIGHT SERVICES
Beacon Hill will provide the following services during the term of this Agreement:
Beacon Hill shall perform and coordinate Fund governance and regulatory oversight services either directly or through working with the Trust’s service providers. Beacon Hill shall also review and provide comment during the preparation of Trust Documents.
Beacon Hill shall also oversee the performance by other service providers to the Trust in connection with the operations of the Trust, and, on behalf of the Trust, shall conduct relations with service providers, including but not limited to, custodians, depositories, transfer agents, fund accountants, accountants, auditors, legal counsel, underwriters, brokers-dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Trust’s operations, but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities. In conjunction with this function, Beacon Hill shall administer contracts on behalf of the Trust with, among others, the Trust’s investment adviser, distributor, custodian, transfer agent and fund accountant.
Beacon Hill shall provide the Board of Trustees of the Trust (hereafter referred to as the “Board”) with such reports as it may reasonably request.
Without limiting the generality of the foregoing, Beacon Hill shall:
•	Coordinate and monitor activities of the third party service providers to the Funds.

•	Manage the process of filing amendments to the Funds registration statement and other reports to shareholders.

•	Coordinate the filing process for regulatory reports including the preparation, coordination of comments and filing of regulatory filings of the Trust including Forms N-CSR, N-SAR, N-Q, N-PX and 24f-2.

•	Coordinate the preparation and filing of proxy material, review tabulations and conduct shareholder meetings as required.

•	Maintain compliance calendar for Board meetings.

•	Coordinate the Board book preparation process including preparation, compilation and distribution of material for all Board meetings, attendance at meetings and drafting of minutes.

•	Provide support for new funds, mergers, conversions, and reorganizations.

•	Coordinate the-monitoring of compliance portfolio compliance and limitations, compliance with IRS diversification requirements, maintain compliance checklists and related Board reporting.

•	Maintain all books and records of each fund as is required by the Federal Securities Laws.

•	Prepare and file registrations and exemptions to affect the sale of Fund shares in various states and jurisdictions.
Beacon Hill shall perform such other services for the Trust that are mutually agreed upon by the parties from time to time for which the Trust will pay such fees as may be mutually agreed upon, including Beacon Hill’s out-of-pocket expenses.
* * * * *

SCHEDULE B
SERVICE FEES
Dated November 1, 2009
1. Fund Governance and Regulatory Oversight Services Fee provided under this Agreement: 0.02% (2 basis points) of average daily assets of the Trust for the first $1 billion; 0.015% (1 and 1/2 basis points) of average daily assets of the Trust for assets in excess of $1 billion; with a minimum annual fee of $150,000. The minimum annual fee shall apply under this Agreement for a period of time equal to the earlier of the one year anniversary of this Agreement or the date at which the total average daily assets of the Trust exceed $1.5 billion for any monthly period.
The Trust shall pay the annual fee, in monthly installments, within ten (10) days after the end of each month. If this Agreement is terminated other than on the last day of a calendar month, such amount shall be pro rated through the termination date.
2. Out-of-Pocket Expenses, including but not limited to the following:
(a) The out-of-pocket expenses incurred in connection with Beacon Hill’s provision of services to the fund officers and to the Trust including but not limited to, travel costs for attending Board meetings and conducting due diligence of Service Providers, printing and postage, storage costs in connection with record retention, and Federal and State regulatory and filing fees and related administrative expenses to obtain and maintain such filings, including but not limited to Blue Sky permit fees and expenses; and
(b) Any other expenses approved by the Board.
For out-of-pocket expenses, Beacon Hill will invoice the Trust and the Trust will remit payment within 15 days of receipt of invoice.
ASSET MANAGEMENT FUND

/s/ Rodger D. Shay, Jr. Name: Rodger D. Shay, Jr.
Title: President

BEACON HILL FUND SERVICES, INC.

/s/ Scott Englehart
Name: Scott Englehart
Title: President

SCHEDULE C
BEACON HILL CORPORATE STRUCTURE
As referenced in Section 8(b), Beacon Hill is a wholly-owned subsidiary of Diamond Hill Investment Group, Inc. Diamond Hill Investment Group, Inc. is a public company trading under the NASDAQ symbol DHIL and may be included in certain market capitalization-based equity indices used for tracking the stock market. For more information on Diamond Hill, visit www.diamond-hill.com.